Exhibit 10.1

EXECUTION VERSION

EARNOUT AGREEMENT

by and among

FR ACQUISITION FINANCE SUBCO (LUXEMBOURG) S.A.R.L.,

THE SELLER REPRESENTATIVE (AS DEFINED HEREIN)

and

ALCOA INC.

Dated as of June 25, 2014

EARNOUT AGREEMENT

EARNOUT AGREEMENT, dated as of June 25, 2014 (this “Agreement”), by and among FR Acquisition Finance Subco (Luxembourg), S.à.r.l., a private limited liability company incorporated under the laws of Luxembourg, with its registered office located at 6 rue Guillaume Schneider, L-2522 Luxembourg, registered with the Register of Commerce and Companies of Luxembourg under number B 133,360 (the “Seller”), Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P., collectively in their capacity as the Seller Representative, and Alcoa Inc., a Pennsylvania corporation (the “Purchaser”).

WHEREAS, concurrently with the execution and delivery of this Agreement, FR Acquisition Corporation (US), Inc., a Delaware corporation (the “US Company”), FR Acquisitions Corporation (Europe), a limited company incorporated under the laws of England and Wales (the “UK Company” and, together with the US Company, the “Companies”), the Seller, the Purchaser, Alcoa IH Limited, a limited company incorporated under the laws of England and Wales and a wholly owned Subsidiary of the Purchaser (the “UK Purchaser”), and the Seller Representative are entering into a Share Purchase Agreement, dated as of the date hereof (as may be amended, modified or supplemented from time to time in accordance with its terms, the “Share Purchase Agreement”); and

WHEREAS, the Seller, the Seller Representative and the Purchaser wish to enter this Agreement pursuant to which the Seller shall be eligible to receive certain additional consideration upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.

(a) Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Share Purchase Agreement. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Arbitrator” shall mean an arbitrator selected in accordance with Section 7.10 (Arbitration) or, if the Purchaser and the Seller Representative shall otherwise agree in writing, an independent accounting firm or other Person mutually selected by the Purchaser and the Seller Representative.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York or London, England are authorized or obligated by law or executive order to close.

“Contract” shall mean any contract, agreement, lease, license, instrument, note, evidence of indebtedness or other legally binding commitment or undertaking.

“Earnout Amount” shall mean, with respect to any Earnout Measurement Period, the positive amount (if any) equal to (i) the product of (A) two (2) multiplied by (B) the excess (if any) of (x) the amount of Georgia EBITDA for such Earnout Measurement Period over (y) One Hundred Million Dollars ($100,000,000) minus (ii) the aggregate Earnout Amount(s) (if any) previously paid to the Seller (or previously offset against any payment obligations of Seller pursuant to, and subject to the terms and conditions of, Section 9.4(d) of the Share Purchase Agreement) with respect to all prior Earnout Measurement Periods; provided, that in no event shall the aggregate amount of all Earnout Amount(s) payable by the Purchaser hereunder (including any such amounts offset against payment obligations of Seller pursuant to, and subject to the terms and conditions of, Section 9.4(d) of the Share Purchase Agreement) exceed the Maximum Earnout Amount.

“Earnout Measurement Period” shall mean each twenty-four (24)-month period ending on an EBITDA Measurement Date.

“Earnout Period” shall mean the period from and after the Closing Date (as defined in the Share Purchase Agreement) to and including December 31, 2020.

“EBITDA Measurement Date” shall mean each June 30 and December 31 during the Earnout Period.

“EBITDA Rules” shall mean the rules, principles, procedures and adjustments set forth on Exhibit A hereto.

“Enforceability Exceptions” shall mean: (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally; and (ii) any legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes).

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Georgia Business” shall mean all business and operations primarily relating to the manufacturing, sale and distribution of conventional and isothermal forged disks as conducted in accordance with this Agreement at the Georgia Facility.

“Georgia Business Subsidiary” shall mean Firth Rixson Forgings LLC.

“Georgia EBITDA” shall mean, with respect to any Earnout Measurement Period or other applicable period, the earnings (loss) before interest, income taxes, depreciation and amortization of the Georgia Business, calculated in accordance with the EBITDA Rules.

“Georgia Facility” shall mean that certain manufacturing facility located in Savannah, Georgia.

“Governmental Authority” shall mean: (i) any regional, federal, state, provincial, local, foreign or international government, governmental authority, regulatory authority or administrative agency; (ii) any governmental commission, department, board, bureau, agency or instrumentality; (iii) any court, tribunal, arbitrator, arbitral body (public or private) or self-regulatory organization; or (iv) any political subdivision of any of the foregoing.

“Law” shall mean any law, statute, ordinance, code, regulation, statutory guidance, rule or other legal requirement issued or promulgated by any Governmental Authority.

“Lien” shall mean any lien, mortgage, deed of trust, hypothecation, pledge, security interest, license, charge, option, encumbrance or other similar restriction or limitation.

“Liquidated Earnout Amount” shall mean, as of the closing date of any Sale of the Georgia Business or Purchaser Acquisition or Special Acquisition, as the case may be, an amount equal to the excess (if any) of (i) the Maximum Earnout Amount over (ii) the aggregate Earnout Amount(s) (if any) previously paid to the Seller (or previously offset against any payment obligations of Seller pursuant to, and subject to the terms and conditions of, Section 9.4(d) of the Share Purchase Agreement) prior to such date.

“Maximum Earnout Amount” shall mean One Hundred Fifty Million Dollars ($150,000,000).

“Organizational Documents” shall mean, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement, or other constituent or organizational documents of such Person.

“Permit” shall mean any permit, license, franchise or authorization of any Governmental Authority.

“Person” shall mean any individual or entity, including a partnership, a limited partnership, a limited liability partnership, a company, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

“Seller Representative” shall mean, collectively, Oak Hill Capital Partners III, L.P., a Delaware limited partnership, and Oak Hill Capital Management Partners III, L.P., a Delaware limited partnership, and their respective designees, solely in their capacity as the representatives, agents, proxies and attorneys-in-fact for the Seller for all purposes under this Agreement.

“Subsidiary” shall mean, with respect to any Person, any corporation, company, partnership, limited liability company, association or other business entity of which (i) if a corporation or company, a majority of the total voting power of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

(b) Each capitalized term listed below is defined in the corresponding reference in this Agreement:

Term	Section
AAA	7.10
Agreement	Preamble
Arbitration Rules	7.10
Companies	Preamble
Earnout Statement	2.1
Objections Statement	2.2(a)
Purchaser	Preamble
Purchaser Acquisition	2.6
Sale of the Georgia Business	2.6
Seller	Preamble
Share Purchase Agreement	Recitals
Special Acquisition	2.6
UK Company	Preamble
UK Purchaser	Recitals
US Company	Preamble

ARTICLE II

EARNOUT

Section 2.1 Earnout Statement; Access to Information. As promptly as practicable, but in any event not later than sixty (60) days after each EBITDA Measurement Date, the Purchaser will deliver to the Seller Representative a statement, certified by the corporate controller of Purchaser (an “Earnout Statement”), setting forth the Purchaser’s good faith calculation of the amount of Georgia EBITDA for the applicable Earnout Measurement Period calculated in accordance with the EBITDA Rules and a calculation of the resulting Earnout Amount (if any) for such Earnout Measurement Period, together with reasonable supporting documentation. After delivery of the Earnout Statement, the Seller Representative and its representatives shall be permitted reasonable access during normal business hours to review the Purchaser’s and the Georgia Business’s contracts and books and records and any work papers (including any work papers of the Purchaser’s and the Georgia Business’s accountants) related to the preparation of the Earnout Statement. The Seller Representative and its representatives shall be entitled to make reasonable inquiries of Purchaser and, subject to Purchaser’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed), its senior level or other highly knowledgeable employees, accountants and other representatives regarding questions concerning or disagreements with the Earnout Statement arising in the course of their review thereof, and the Purchaser shall use its commercially reasonable efforts to cooperate, and to cause its senior level or other highly knowledgeable employees, accountants and other representatives to cooperate, with and promptly respond to such inquiries. Notwithstanding the foregoing, Seller’s access and inquiry rights shall be exercised in such manner as not to interfere unreasonably with the conduct of the Georgia Business or any other business of Purchaser, and Purchaser may withhold any document (or portions thereof) or information to the extent that (a) it may not be disclosed pursuant to the terms of a non-disclosure agreement with a third party, provided that Purchaser shall use reasonable efforts to obtain a waiver of such restriction or otherwise seek to provide access to such information in a manner that does not violate such restriction, (b) it may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by Purchaser’s counsel, constitutes a waiver of any such privilege or (c) the provision of access to such document (or portion thereof) or information, as determined by Purchaser’s counsel, would reasonably be expected to conflict with applicable Laws.

Section 2.2 Earnout Statement Dispute Resolution.

(a) If the Seller Representative has any objections to the Earnout Statement, the Seller Representative shall deliver to the Purchaser a statement setting forth in reasonable detail each item in dispute, the amount thereof in dispute and the basis for its objections thereto (an “Objections Statement”). If (i) the Seller Representative notifies the Purchaser in writing of its acceptance of the Earnout Statement or (ii) an Objections Statement is not delivered to Purchaser within sixty (60) days after delivery of the Earnout Statement, then the Earnout Statement shall be final, binding and nonappealable and the Purchaser shall, within five (5) Business Days thereafter, pay the Earnout Amount (if any) by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Seller Representative. The Purchaser and the Seller Representative shall negotiate in good faith to resolve any objections set forth in the Objections Statement (and all such discussions related thereto shall, unless otherwise agreed by the Purchaser and the Seller Representative, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, either Purchaser or Seller may elect to submit such dispute to the Arbitrator. The Purchaser shall pay the portion of the Earnout Amount (if any) that is not in dispute by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Seller Representative within five (5) Business Days after delivery of the Objections Statement.

(b) If any dispute is submitted to the Arbitrator, each of the Purchaser and the Seller Representative will furnish to the Arbitrator such work papers and other documents and information relating to the disputed issues as the Arbitrator may request and are reasonably available to such party or its accountants and shall otherwise cooperate and comply with the Arbitration Rules (unless the Purchaser and the Seller Representative agree in writing that other arbitration rules or procedures shall apply) and each of the Purchaser and the Seller Representative shall be entitled to present to the Arbitrator material relating to the determination and to discuss, in the presence of the other, the determination with the Arbitrator. The Arbitrator shall resolve only those matters that remain in dispute after the thirty (30)-day resolution period. The Purchaser and the Seller Representative shall instruct the Arbitrator to resolve all such disagreements as soon as practicable but in no event later than seventy-five (75) days after submission of the disputed issues to the Arbitrator. The resolution of the dispute by the Arbitrator shall be final, binding and nonappealable. The Earnout Statement shall be modified to the extent necessary to reflect such determination.

(c) The fees and expenses of the Arbitrator shall be borne 50% by the Purchaser, on the one hand, and 50% by the Seller Representative on behalf of the Seller, on the other hand.

Section 2.3 Payment of Earnout Amounts. With respect to each Earnout Measurement Period, the Purchaser shall pay the Earnout Amount (if any) by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Seller Representative within five (5) Business Days following the date that the Earnout Amount for such Earnout Measurement Period becomes final and binding in accordance with Section 2.2 (Earnout Statement Dispute Resolution), together with interest on any portion of the Earnout Amount that was not reflected in Purchaser’s Earnout Statement but was agreed by the parties or finally determined by the Arbitrator. Such interest shall accrue from the date that is five (5) Business Days after delivery of the Objections Statement until the date of payment, at a rate equal to the prime rate of Citibank, N.A. in effect on the accrual commencement date.

Section 2.4 Operation and Management of the Georgia Business.

(a) Except as the Purchaser and the Seller Representative may otherwise agree in writing or to the extent otherwise provided in this Agreement, the Purchaser shall, and shall cause its Subsidiaries and their respective officers, managers and employees to, use commercially reasonable efforts to (x) operate the Georgia Business at all times during the Earnout Period in good faith and in an economically rational manner consistent with reasonable business practices (including with respect to capital expenditures), and (y) conduct substantially all business and operations of Purchaser and its Subsidiaries primarily relating to the manufacturing, sale and distribution of conventional and isothermal forged disks that are within the capabilities of the Georgia Facility at and through the Georgia Facility; provided that the foregoing shall not prohibit the Purchaser and its Subsidiaries and the Companies and their Subsidiaries from continuing to operate their current businesses, including all currently existing product lines, as conducted on the date hereof. In no event shall the Purchaser, and the Purchaser shall cause its Subsidiaries and their respective officers, managers and employees not to, take, or fail to take, any actions with the primary intention of reducing the amount of Georgia EBITDA during the Earnout Period or otherwise circumventing the earnout contemplated by this Agreement. Without limiting the foregoing, during the Earnout Period, except as the Purchaser and the Seller Representative may otherwise agree in writing, the Purchaser shall not, and the Purchaser shall cause its Subsidiaries and their respective officers, managers and employees not to:

(i) sell, assign, transfer, convey, lease or otherwise dispose of any material assets, contracts, properties or business of the Georgia Business, unless appropriate adjustments are made to the earnout contemplated by this Agreement;

(ii) sell, assign, transfer, convey, lease or otherwise dispose of any equity interests of the Georgia Business Subsidiary, including by stock sale, merger, consolidation, stock swap, business combination, sale of assets or similar transaction, except to or with Purchaser or a Subsidiary of Purchaser, unless appropriate adjustments are made to the earnout contemplated by this Agreement;

(iii) compete in any material respect with the Georgia Business as currently conducted or as currently planned to be conducted, whether as owner, partner, shareholder, or co-venturer, or otherwise, engage, participate or invest in any Person that competes with the Georgia Business as currently conducted or as currently planned to be conducted, in each case unless appropriate adjustments are made to the earnout contemplated by this Agreement; provided, however, that no adjustment to the earnout contemplated by this Agreement shall be required (A) for any investment in publicly traded stock of a company representing less than 5% of the capital stock of such company or (B) in respect of the continued operation of the current businesses of the Companies and their Subsidiaries as conducted on the date hereof;

(iv) provide bundled pricing or similar discounts or incentives to customers that disadvantage the Georgia Business versus Purchaser’s other businesses;

(v) allocate to the Georgia Business any corporate-level or other overhead expenses other than direct overhead expenses relating to the operation of the Georgia Business; or

(vi) charge any management fees or other fees or expenses (including sub-contracting fees or expenses) payable to the Purchaser or any of its affiliates other than expenses for services provided at arms’ length pricing (e.g., legal, procurement and IT) consistent in all material respects with the pricing provided to Purchaser’s other businesses.

In the event that appropriate adjustments are required to be made to the earnout pursuant to the foregoing provisions, the Purchaser and the Seller Representative shall cooperate in good faith to agree on adjustments with the objective of providing to the Seller Representative the same economic effect as contemplated by this Agreement prior to such event.

(b) In addition, during the Earnout Period, the Purchaser shall, and shall cause its Subsidiaries to:

(i) maintain separate books and records of the Georgia Business; and

(ii) maintain the Georgia Business’s principal place of business in the current location of Savannah, Georgia.

Section 2.5 Access and Information; Quarterly Meetings and On-Site Visits

(a) During the Earnout Period, the Purchaser shall provide to the Seller Representative standard quarterly reports prepared in the ordinary course for the Georgia Business consistent with the internal reports prepared in the ordinary course the Purchaser produces for its other businesses, and shall cooperate in responding to the Seller Representative’s reasonable inquiries regarding such reports. The Purchaser shall use commercially reasonable efforts to keep the Seller Representative informed on a reasonably current basis of all material developments with respect to the Georgia Business.

(b) On an annual basis during the Earnout Period, one or more representatives of the Seller Representative shall be entitled to meet in-person with senior executives of Purchaser responsible for the management of the Georgia Business and the general manager of the Georgia Facility to allow the Seller Representative to assess the Georgia Business’s progress towards achievement of the Maximum Earnout Amount and compliance by the Purchaser, its Subsidiaries and the Georgia Business with the covenants set forth in this Agreement. In connection each such annual meeting, the Seller Representative and its representatives shall be permitted to make an on-site visit to the Georgia Facility to observe the business and operations of the Georgia Facility; provided, however, that Purchaser may require any such representatives to sign a customary confidentiality agreement and shall not be required to afford such access to any representatives who are involved in any competing business.

Section 2.6 Acceleration of Earnout Payment. If, during the Earnout Period, there is (a) a Sale of the Georgia Business, (b) a Purchaser Acquisition or (c) a Special Acquisition, then, not later than the closing date of such transaction, the Purchaser shall pay the Liquidated Earnout Amount in cash by wire transfer of immediately available funds to one or more bank accounts designated by the Seller Representative, whereupon this Agreement (and all rights and obligations of the parties hereto) shall terminate. As used in this Section 2.6, (i) the term “Sale of the Georgia Business” means any transaction or series of transactions pursuant to which any Person, other than the Purchaser or a direct or indirect Subsidiary of the Purchaser, acquires (A) 50% or more of the outstanding equity or voting securities of the Georgia Business Subsidiary or of any of its Subsidiaries representing indirect ownership of more than 50% of the consolidated assets of the Georgia Business Subsidiary and its Subsidiaries (whether by merger, consolidation, reorganization, combination, sale, transfer or otherwise) or (B) all or a majority of the Georgia Business’s assets determined on a consolidated basis, (ii) the term “Purchaser Acquisition” means (A) any acquisition or purchase, directly or indirectly, of 50% or more of the consolidated assets of the Purchaser and its Subsidiaries, or 50% or more of the outstanding equity or voting securities of the Purchaser or equity or voting securities of any Subsidiary of Purchaser representing indirect ownership of more than 50% of the consolidated assets of the Purchaser and its Subsidiaries, (B) any tender offer or exchange offer that results in any Person or “group” (as such term is defined in Section 13(d) of the Exchange Act)) beneficially owning 50% or more of the outstanding equity or voting securities of the Purchaser or equity or voting securities of any Subsidiary of Purchaser representing indirect ownership of more than 50% of the consolidated assets of the Purchaser and its Subsidiaries, (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction as a result of which (1) the shareholders of Purchaser prior to such transaction hold less than 50% of the equity interests in the surviving entity or (2) 50% or more of the consolidated assets of Purchaser and its Subsidiaries would be owned by a Person that was not a

Subsidiary of, or otherwise controlled by, Purchaser prior to such transaction or (D) a change in the composition of the board of directors of Purchaser that results in more than 50% of such directors consisting of persons whose nomination was not approved by a majority of the existing (or any previously approved) directors and (iii) the term “Special Acquisition” means any transaction or series of transactions pursuant to which Purchaser, or any Affiliate of Purchaser or any “group” (as such term is defined in Section 13(d) of the Exchange Act) that includes Purchaser or any of its Affiliates, acquires (A) 50% or more of the outstanding equity or voting securities of any Person to be mutually agreed by the Purchaser and Seller, or of any of such Person’s Subsidiaries representing indirect ownership of more than 50% of the consolidated assets of such Person and its Subsidiaries (whether by merger, consolidation, reorganization, combination, sale, transfer or otherwise) or (B) all or a majority of such Person’s and its Subsidiaries’ assets determined on a consolidated basis.

Section 2.7 Certain Purchaser Acknowledgements. The Purchaser hereby acknowledges and agrees that any failure by the Seller Representative to deliver an Objections Statement or otherwise object with respect to any Earnout Statement (or item or calculation therein) for any Earnout Measurement Period shall not impair or be construed as an acceptance of, or waiver of any rights with respect to, any Earnout Statement (or any item or calculation therein) delivered by the Purchaser hereunder with respect to any subsequent Earnout Measurement Period, including with respect to any portion of the Georgia EBITDA for any such subsequent Earnout Measurement Period which may be attributable to any prior Earnout Measurement Period.

Section 2.8 Certain Seller and Seller Representative Acknowledgements. Notwithstanding anything to the contrary in this Agreement, the Seller, the Seller Representative and the Purchaser each hereby acknowledge and agree that none of Purchaser’s covenants and agreements pursuant to this Article II shall have any force or effect prior to the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Section 3.1 Authorization of Agreement. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Seller have been duly authorized by all necessary corporate action on the part of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof by the Purchaser and the Seller Representative, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.2 No Conflict. The execution and delivery of this Agreement by the Seller and the performance by the Seller of its obligations under this Agreement do not and shall not (a) violate the Organizational Documents of the Seller, (b) violate or result in a material breach of any Law or Permit applicable to the Seller or any of its assets or properties, (c) violate or result in a material breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a material default under any material Contract to which the Seller is a party or (d) result in the creation of any material Lien upon any of the assets or properties of the Seller pursuant to the terms of any Contract to which the Seller is a party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER REPRESENTATIVE

Section 4.1 Authorization of Agreement. The Seller Representative has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Seller Representative have been duly authorized by all necessary corporate action on the part of the Seller Representative and no other corporate proceedings on the part of the Seller Representative are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Seller Representative and, assuming the due authorization, execution and delivery hereof by the Purchaser and the Seller, constitutes the legal, valid and binding obligation of the Seller Representative, enforceable against the Seller Representative in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.2 No Conflict. The execution and delivery of this Agreement by the Seller Representative and the performance by the Seller Representative of its obligations under this Agreement do not and shall not (a) violate the Organizational Documents of the Seller Representative, (b) violate or result in a material breach of any Law or Permit applicable to the Seller Representative or any of its assets or properties, (c) violate or result in a material breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a material default under any material Contract to which the Seller Representative is a party or (d) result in the creation of any material Lien upon any of the assets or properties of the Seller Representative pursuant to the terms of any Contract to which the Seller Representative is a party.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 5.1 Authorization of Agreement. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Purchaser have been duly authorized by all necessary corporate action on the part of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof by the Seller and the Seller Representative, constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.2 No Conflict. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations under this Agreement do not and shall not (a) violate the Organizational Documents of the Purchaser, (b) violate or result in a material breach of any Law or Permit applicable to the Purchaser or any of its assets or properties, (c) violate or result in a material breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a material default under any material Contract to which the Purchaser is a party or (d) result in the creation of any material Lien upon any of the assets or properties of the Purchaser pursuant to the terms of any Contract to which the Purchaser is a party.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

Section 6.1 Termination. This Agreement shall automatically terminate upon the earliest to occur of (a) a valid termination of the Share Purchase Agreement prior to the Closing (as defined in the Share Purchase Agreement) in accordance with Article XI of the Share Purchase Agreement; (b) at such time as the Purchaser has paid the Seller Representative an aggregate amount of Earnout Amounts (including any such amounts offset against payment obligations of Seller pursuant to, and subject to the terms and conditions of, Section 9.4(d) of the Share Purchase Agreement) equal to the Maximum Earnout Amount; and (c) following the end of the Earnout Period, upon payment (if any) by the Purchaser of all Earnout Amount(s) (if any) (including any such amounts offset against payment obligations of Seller pursuant to, and subject to the terms and conditions of, Section 9.4(d) of the Share Purchase Agreement) owed hereunder. Notwithstanding the foregoing, at any time prior to the expiration of the Earnout Period, Purchaser may elect to terminate all of its obligations hereunder by paying the Seller Representative the Liquidated Earnout Amount.

Section 6.2 Fees and Expenses. Except as otherwise specifically provided in this Agreement, all fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

Section 6.3 Amendment. This Agreement may be amended by the parties hereto at any time. This Agreement may not be amended except by an instrument in writing signed by the Purchaser and the Seller Representative.

Section 6.4 Extension; Waiver. At any time, any party hereto entitled to the benefits thereof, may, to the extent permitted by Law (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. For the avoidance of doubt, this Section 6.4 shall not be construed to give the Seller or the Seller Representative any right to extend the Earnout Period or the Purchaser’s obligations hereunder without the Purchaser’s prior written consent.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given (a) upon receipt, if delivered personally, (b) three days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or (c) immediately when sent by facsimile or email (so long as confirmation of transmission is electronically or mechanically generated and kept on file by the sending party) to the facsimile number or email address specified below (or at such other facsimile number or email address for a party as shall be specified by like changes of facsimile numbers or email addresses):

If to the Seller or to Seller Representative, to

Oak Hill Capital Partners III, L.P. and

Oak Hill Capital Management Partners III, L.P.

c/o Oak Hill Capital Management, LLC

65 East 55th Street, 32nd Floor

New York, New York 10022

Facsimile: (212) 527-8450

Email: jmonsky@oakhillcapital.com

Attention: John R. Monsky, Esq.

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Facsimile: (212) 757-3990

Email: rschumer@paulweiss.com

          blavin@paulweiss.com

Attention: Robert B. Schumer

                Brian C. Lavin

If to the Purchaser, to:

Alcoa Inc.

201 Isabella Street, 6th Floor

Pittsburgh, Pennsylvania 15212

Facsimile: (412) 553-4569

Email: max.laun@alcoa.com

Attention: General Counsel

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile: (212) 403-2000

Email: klcain@wlrk.com

Attention: Karessa L. Cain

Section 7.2 Headings; Table of Contents. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 7.4 Entire Agreement. This Agreement and the Share Purchase Agreement constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

Section 7.5 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that each of the Seller and the Seller Representative may assign any or all of its rights to any Affiliate of the Seller Representative acting for the benefit of the Parent Securityholders.

Section 7.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.7 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

Section 7.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except as otherwise explicitly provided for elsewhere herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

Section 7.9 Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

Section 7.10 Arbitration. Each of the parties hereto acknowledges, consents and agrees that, unless otherwise mutually agreed in writing by the Purchaser and the Seller Representative, all disputes and claims arising out of, relating to or in connection with this Agreement shall be settled exclusively by arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Procedures for Large Complex Commercial Disputes (the “Arbitration Rules”). Any such arbitration shall be conducted by a single arbitrator mutually selected by the parties in good faith within ten (10) days following delivery of written notice of a request or demand for arbitration by either party to the other party or, if the parties are unable to agree in good faith within such ten (10) day period, a single arbitrator selected by AAA in accordance with the Arbitration Rules. The location of any such arbitration shall be in New York City, New York. Any award or decision in any arbitration proceeding in accordance with this Section 7.10 shall be final and binding and may be enforced in any court of competent jurisdiction. The fees and expenses of the arbitrator and the arbitration (other than attorneys’ fees) shall be borne 50% by the Purchaser, on the one hand, and 50% by the Seller, on the other hand.

Section 7.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument. This Agreement shall become effective when the Purchaser and the Seller Representative shall have executed this Agreement. This Agreement may be delivered by facsimile or .pdf transmission.

Section 7.12 Interpretation. The interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, clause, subclause, paragraph and Exhibit are references to the Articles, Sections, clauses, subclause, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (m) any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[Signature page follows]

IN WITNESS WHEREOF, the Seller, the Seller Representative and the Purchaser have caused this Agreement to be signed, all as of the date first written above.

THE SELLER FR ACQUISITION FINANCE SUBCO (LUXEMBOURG), S.À.R.L.

By:	/s/ Douglas Kaden
Name: Douglas Kaden
Title: A Manager

THE SELLER REPRESENTATIVE OAK HILL CAPITAL PARTNERS III, L.P.

By:	OHCP GenPar III, L.P., its General Partner

By:	OHCP MGP Partners III, L.P., its General Partner

By:	OHCP MGP III, Ltd., its General Partner

By:	/s/ Denis Nayden
Name: Denis Nayden
Title: Vice President

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.

By:	OHCP GenPar III, L.P., its General Partner

By:	OHCP MGP Partners III, L.P., its General Partner

By:	OHCP MGP III, Ltd., its General Partner

By:	/s/ Denis Nayden
Name: Denis Nayden
Title: Vice President

THE PURCHASER ALCOA INC.

By:	/s/ Klaus Kleinfield
Name: Klaus Kleinfield
Title: Chairman and Chief Executive Officer

[Signature Page to Earnout Agreement]

EXHIBIT A

EBITDA Rules

For any Earnout Measurement Period or other applicable period, Georgia EBITDA shall be calculated as the net income (loss) before interest, income taxes, depreciation and amortization of the Georgia Business, calculated in accordance with GAAP consistently applied in each Earnout Measurement Period or other applicable period, in each case, except as otherwise expressly set forth herein.

The following items to the extent deducted in determining net income (loss) for any applicable Earnout Measurement Period or other applicable period will be added-back to earnings (loss) to determine the amount of Georgia EBITDA for such Earnout Measurement Period or other applicable period:

1.	interest expenses;

2.	income tax expenses;

3.	depreciation and amortization expenses;

4.	any corporate-level or other overhead expenses other than direct overhead expenses relating to the operation of the Georgia Business;

5.	any management fees or other fees or expenses (including sub-contracting fees and expenses) payable to the Purchaser or any of its affiliates other than expenses for services provided at arms’ length pricing (e.g., legal, procurement and IT) consistent in all material respects with the pricing provided to Purchaser’s other businesses;

6.	any expenses to the extent relating to new product development, new product validation or new part introduction, including expenses of materials, labor, scrap, testing and tooling, incurred after December 31, 2018 to the extent such expenses would not reasonably be expected to be realized as a net benefit or increase to Georgia EBITDA during the Earnout Period;

7.	any reduction of net income (loss) attributable to bundled pricing or similar discounts or incentives to customers that disadvantage the Georgia Business versus Purchaser’s other businesses;

8.	any expenses relating to equity or equity-linked employee or management incentive arrangements, or bonus compensation expenses, that are inconsistent in any material respect with equity incentive arrangements or bonus compensation programs provided to Purchaser’s other businesses, but in either case, not in excess of 2% of revenue of the Georgia Business, in the aggregate; and

9.	any non-recurring or extraordinary expenses.